SUNRISE MINING CORPORATION ANNOUNCES CLOSING OF $3 MILLION PRIVATE PLACEMENT

Los Angeles, California (January 4, 2008), Sunrise Mining Corporation (OTC BB: SUIP) (the "Company"), today announced that it has closed a private placement financing for aggregate gross proceeds of $3,000,000.

The securities sold in this private placement were issued to three non-US investors as contemplated under Regulation S of the Securities Act of 1933 (the "Securities Act"). The private placement consisted of a total of 75,000,000 units sold at a price of $.04 per unit. Each unit consisted of one share of the Company's common stock and one warrant, with each whole warrant entitling the holder to purchase one additional share of the Company's common stock at a price of $.10 per share for a period of three years from the date of issuance.

The offering was approved by the Company's Board of Directors.

The Company intends to set up a wholly owned subsidiary in China and use the proceeds to identify and develop projects in China.

About Sunrise Mining Corporation

Sunrise Mining Corporation is a junior resource company engaging in the exploration and development of base and precious metal assets primarily in Mongolia. The Company owns a 100% ownership interest in a prospective copper/gold mining property called the Khul Morit property (Exploration License No. 6283x) located in south central Mongolia that consists of approximately 494 hectares.

The Common Stock of Sunrise Mining Corporation is trading on the OTC Bulletin Board under the symbol "SUIP".

Phone: (626) 407-2618
Email: investor@sunrisemining.net

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Company's securities. The securities sold under the Offering have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading "Risk Factors" and elsewhere in the Company's periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could", "plan", "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company's limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company's planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk, dependence on joint venture partners and other statements that are not historical facts as disclosed under the heading "Risk Factors" and elsewhere in the Company's periodic filings with securities regulators in the United States.